UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2021

Trilogy Multifamily Income & Growth Holdings I, LLC
(Exact name of issuer as specified in its charter)

Delaware	85-2979975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 West Erie Street

Suite 100

Chicago, Illinois 60654

(Full mailing address of principal executive offices)

312-750-0900

(Issuer’s telephone number, including area code)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of Trilogy Multifamily Income & Growth Holdings I, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our post-qualification amendment to our offering statement dated February 24, 2022 under the caption “RISK FACTORS” and which are incorporated herein by reference (https://www.sec.gov/Archives/edgar/data/1825237/000165495422002025/tmigh_1apos.htm).

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

Item 1. Business

General

Unless the context otherwise requires or indicates, references in this Annual Report on Form 1-K to “us,” “we,” “our” or “our Company” refer to Trilogy Multifamily & Growth Holdings I, LLC, a Delaware limited liability company.

Trilogy Multifamily Income & Growth Holdings I, LLC was formed on June 15, 2020 to acquire existing multifamily properties. Our Company is solely managed by Trilogy Multifamily Income & Growth Holdings I Manager, LLC, or our manager, which is wholly owned by Trilogy Multifamily Income & Growth Partners, LLC, or I&G Partners. Our manager is the sole member of our Company and I&G Partners is the sole member of our manager. Our manager has entered into a Management and Advisory Agreement with Trilogy Real Estate Group, LLC, or Trilogy, an affiliate of I&G Partners, whereby Trilogy manages the assets of our Company and may provide other services such as property management, construction management and other advisory services. Trilogy was formed in September 2008 under the laws of Delaware and acts as the asset manager and sponsor for all Trilogy affiliate entities including our Company. I&G Partners and Trilogy are affiliated with and controlled by Neil Gehani, Trilogy’s Chief Executive Officer.

2

We filed an offering statement on Form 1-A with the United States Securities and Exchange Commission, or the “SEC,” on October 2, 2020, which offering statement was qualified by the SEC on February 24, 2021. On February 24, 2022, we filed a post-qualification amendment to our offering statement to, among other things, (i) increase the maximum offering amount to $75,000,000 (75,000 Bonds), (ii) disclose the acquisition of a property and (iii) update the financial statements of the Company in accordance with Rule 252(f)(2)(i) of Regulation A.  All material terms of the offering remain the same. The post-qualification amendment has not yet been qualified by the SEC.  As of the filing of this Annual Report on Form 1-K, our Company is completing the audit of the historical operations of the recently acquired Noca Blu Property required under Rule 3-14 which must be filed as part of the post-qualification amendment prior to being qualified by the SEC.  Pursuant to the post qualification amendment to our offering statement, or the “Offering Statement,” we intend to offer a maximum of $75,000,000 in the aggregate of the Company’s Income & Growth bonds, or the “Bonds.” The purchase price per Bond is $1,000, with a minimum purchase amount of $5,000. Assuming that the maximum amount of Bonds is purchased and issued, we anticipate that the net proceeds will be approximately $66,142,500 if we sell the maximum offering amount. Proceeds from the sale of the Bonds will continue to be used to primarily acquire existing multifamily real estate assets. Our Company may also use up to one third of the proceeds from the offering to acquire interests in multifamily development projects. Since February 24, 2022, we have ceased the sale of Bonds until the post-qualification amendment is qualified by the SEC. We intend to continue to sell the Bonds after the post-qualification amendment is qualified by the SEC until the earlier of February 24, 2023, or the date upon which all $75,000,000 in offering proceeds have been received. As of the filing of this Annual Report on Form 1-K, we had sold 20,448 Bonds for $16,980,551 in net proceeds.

As part of its acquisition program, the Company intends to secure debt financing, in addition to the proceeds from the sales of Bonds, to acquire assets. Cash flow generated by the acquired assets will be utilized to make interest payments to the Bondholders at the rate of 5% annually. As detailed in the Offering Statement, contingent interest may accrue for the benefit of the Bondholders and may be distributed based on the operating performance of the multifamily assets including certain capital events such as refinancing or ultimate disposition.

On December 30, 2021, we, through our wholly owned subsidiary TF Noca Blu, LLC, acquired a 138-unit multifamily property located in Chicago, IL commonly referred to as Noca Blu, or the “Noca Blu Property,” from Logan Square Owner, LLC, an unaffiliated seller. The Noca Blu Property is a 138-unit multifamily property consisting of one building on 0.7 acres of land located at 2340 N California Avenue, Chicago, IL 60647. The Noca Blu Property has high-end amenities including a fitness center, lounge, two outdoor spaces, including one on the roof of the building, and has 44 total parking spaces.

The Noca Blu Property includes studio, one-bedroom and two-bedroom units with an average of 631 square feet per unit and was 92% occupied at the time of acquisition. The Noca Blu Property is rented pursuant to a standard residential lease with a typical lease term of one year. We have contracted with Trilogy Residential Management, LLC, an affiliate of our sponsor, to manage the Noca Blu Property on a day-to-day basis. The property manager receives 4% of gross collections per month as compensation for such management services. The Noca Blu Property also includes 8,826 square feet of commercial retail space which was 100% leased in the aggregate to South Loop Market, Pita Parlor, and Blooming Smiles Dental at the time of acquisition.

The purchase price for the Noca Blu Property was $37,500,000, subject to customary adjustments and proration. Of the total purchase price, an aggregate of $27,600,000 was funded by seven unsecured promissory notes, or the “Related-party Notes,” provided by the following affiliates of our manager, Trilogy Legacy Fund, L.P., Trilogy Legacy Fund II, L.P., Trilogy Multifamily Fund II, L.P., Trilogy Multifamily Fund III, L.P., Trilogy Multifamily Fund IV, L.P., Trilogy Multifamily Fund V, L.P. and Trilogy Opportunity Zone Fund II, L.P., or the “Lenders”. The Lenders are entities managed by the same individuals as our manager. The Related-party Notes mature on June 30, 2023 and begin to bear interest at a rate of 7.0% per annum on June 1, 2022. The Related-party Notes may be prepaid at any time upon payment of all outstanding principal and any accrued but unpaid interest plus payment of a Bridge Fee. The “Bridge Fee” is an amount equal to 4.0% of the original principal amount of the applicable Related-party Note. We intend to repay the amounts outstanding under the Related-party Notes through proceeds from our offering of Bonds and/or proceeds from permanent mortgage financing on the Noca Blu Property. We used $10,672,567 of the net proceeds received from the Bond offering to date in order to purchase the Noca Blu Property which amount includes $9,900,000 for the payment of the purchase price, an acquisition fee of 1% of the purchase price ($375,000) paid to our manager, and other closing costs.  As of the filing of this Annual Report on Form 1-K, Pita Parlor has notified our Company that it is terminating its lease prior to the expiration of the lease term and has submitted the required early termination payments.  We are actively searching for a replacement tenant to lease the 1,949 square feet of retail space vacated by Pita Parlor.

3

The foregoing is a summary of the Related-party Notes and is qualified in its entirety by reference to the complete text of the form of Related-party Notes, which are filed as an exhibit to this Annual Report on Form 1-K and are incorporated by reference herein.

I&G Partners, through our manager, controls all aspects of our Company. Our manager has delegated all day-to-day management responsibilities and investment decision making authority to Trilogy as our asset manager. I&G Partners, through our manager, has entered into a Management and Advisory Agreement with Trilogy whereby Trilogy will provide asset management services for our Company, and Trilogy shall be entitled to all fees that are payable to our manager by us as described in our Offering Statement. Trilogy is a Chicago, Illinois based private real estate investment firm that targets multifamily investments in select U.S. markets. Trilogy’s management team provides years of experience in sourcing, acquiring and managing multifamily investments. Trilogy is led by its founder and Chief Executive Officer, Mr. Neil Gehani, who also controls I&G Partners, and, as a result, controls our manager and our Company.

We do not have any employees. We rely on the employees of Trilogy and its affiliates, as our asset manager, for the day-to-day operation of our business.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

Trilogy Multifamily Income & Growth Holdings I, LLC commenced active operations on December 30, 2021 upon its acquisition of its first property and issuance of the Related-party Notes as disclosed elsewhere in this Annual Report on Form 1-K. Offering proceeds from the sale of our Bonds will be applied to investment in additional properties and the payment or reimbursement of selling commissions and other fees, expenses and uses as described in the Offering Statement. We will experience a relative increase in liquidity as we receive additional proceeds from the sale of Bonds and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our properties or the payment of debt service.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries’ borrowing activities by our Indenture.

Results of Operations – For the Fiscal Year Ended December 31, 2021

As of December 31, 2021, we had the following asset: a multifamily rental property located in Chicago, Illinois, known as Noca Blu, which consists of a 138-unit multifamily rental property. For the year ended December 31, 2021, our total revenues from operations amounted to $17,257. Operating costs for the same period, including depreciation and amortization of $3,950 but excluding interest expense of $310,857, amounted to $322,525. This resulted in net operating loss of $305,268. Net loss for the year amounted to $616,125 after taking into account interest expense of 310,857.

Results of Operations – For the Period from June 15, 2020 (Date of Formation) through December 31, 2020

We had not commenced operations as of December 31, 2020.

Liquidity and Capital Resources

We are offering and selling to the public up to $75,000,000 in the aggregate of our Bonds. As of the date of this Annual Report on Form 1-K, we have sold 20,448 Bonds for $16,980,551 in net proceeds. Our principal demands for cash will be for acquisition costs, including the purchase price of any properties, loans and securities we acquire, improvement costs, the payment of our operating and administrative expenses, and all continuing debt service obligations, including the amount payable by the Company in principal and interest on the Bonds, or the Bond Service Obligations. Generally, we will fund our acquisitions from the net proceeds of our offering of Bonds. We intend to acquire our assets with cash and mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash. We intend to repay the amounts outstanding under the Related-party Notes through proceeds from our offering of Bonds and/or proceeds from permanent mortgage financing on the Noca Blu Property.

4

We expect to use debt financing as a source of capital. We have no limits on the amount of leverage we may employ; however, senior property debt is generally expected to be approximately 65.0% of the cost of our investments.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the Bond Service Obligations. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain tenants and the economic and business environments of the various markets in which our properties are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow from operations. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of our reserve for debt service. Moreover, our manager may change this policy, in its sole discretion, at any time.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties and undistributed cash flow. Note that, currently, we have not identified any source of financing, other than the proceeds from our offering of Bonds, and there is no assurance that such sources of financing will be available on favorable terms or at all.

Plan of Operations

We plan to continue to invest in multifamily real estate assets for the duration of our Bond offering. We believe the proceeds from our offering of Bonds will satisfy the cash requirements of our plan to acquire assets.

Trend Information

As of the date of this Annual Report on Form 1-K, we have sold 20,448 Bonds for $16,980,391 in net proceeds. We acquired our first property on December 30, 2021 and expect the average net proceeds from closings of our Bond offering to increase through the first half of 2022. As Bonds are sold, we intend to use the net proceeds from the Offering to acquire additional properties and payoff debt associated with our properties, including the Related-party Notes.

Item 3. Directors and Officers

The information required under this Item 3 is incorporated by reference from the Company’s post-qualification amendment dated February 24, 2022 under the section heading “Directors and Executive Officers” found at https://www.sec.gov/Archives/edgar/data/1825237/000165495422002025/tmigh_1apos.htm.

Item 4. Security Ownership of Management and Certain Security Holders

The information required under this Item 4 is incorporated by reference from the Company’s post-qualification amendment dated February 24, 2022 under the section heading “Security Ownership of Certain Beneficial Owners and Management” found at https://www.sec.gov/Archives/edgar/data/1825237/000165495422002025/tmigh_1apos.htm.

Item 5. Interest of Management and Others in Certain Transaction

Our manager has delegated all day-to-day management responsibilities and investment decision making authority to Trilogy as our asset manager. I&G Partners, through our manager, has entered into a management and advisory agreement with Trilogy whereby Trilogy will provide asset management services for our Company, and Trilogy shall be entitled to all fees that are payable to our manager by us as described in our Offering Statement. Trilogy and I&G partners are each managed by Neil Gehani, Trilogy’s Chief Executive Officer.

Item 6. Other Information

None.

5

 Item 7. Financial Statements

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC

Consolidated Financial Statements

As of December 31, 2021 and 2020

and for the year ended December 31, 2021 and for the period from June 15, 2020 (Date of Formation) through December 31, 2020,

and Independent Auditor’s Report

6

INDEPENDENT AUDITOR’S REPORT

Trilogy Multifamily Income & Growth Holdings I, LLC

Opinion

We have audited the consolidated financial statements of Trilogy Multifamily Income & Growth Holdings I, LLC (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in member’s capital (deficit), and cash flows for the year ended December 31, 2021 and for the period from June 15, 2020 (Date of Formation) through December 31, 2020 , and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from June 15, 2020 (Date of Formation) through December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

7

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Other Information Included in Form 1-K

Management is responsible for the other information included in Form 1-K. The other information comprises the information included in the Form 1-K but does not include the financial statements and our auditor’s report thereon. Our opinion on the financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audits of the financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 29, 2022

8

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC
Consolidated Balance Sheets
As of December 31, 2021 and 2020

	2021	2020
Assets
Investment in real estate and improvements, at cost:
Land and improvements	$6,396,164	$—
Building and improvements	30,616,292	—
Total investment in real estate and improvements, at cost	37,012,456	—
Accumulated depreciation	(3,950)	—
Investment in real estate and improvements, net (See Note 3)	37,008,506	—
Cash and cash equivalents	1,017,259	—
Restricted cash (See Note 6)	496,517	—
Accounts receivable	347	—
Other assets	1,590,280	—
Total assets	$40,112,909	$—

Liabilities and Member’s Capital (Deficit)

Liabilities:
Bonds payable, net (See Note 6)	$12,744,650	$—
Notes payable to related parties (See Note 5)	27,600,000	—
Bond interest payable	32,169	—
Due to member (See Note 5)	62,032	—
Other liabilities	290,083	—
Total liabilities	40,728,934	—
Commitments and contingencies (See Note 8)	—	—
Member’s capital (deficit):
Member’s capital (deficit)	(616,025)	100
Member’s contribution receivable	—	(100)
Total member’s capital (deficit)	(616,025)	—

Total liabilities and member’s capital (deficit)	$40,112,909	$—

See accompanying notes to the consolidated financial statements.

9

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC
Consolidated Statements of Operations
For the year ended December 31, 2021 and for the period from June 15, 2020 (Date of Formation) through December 31, 2020

	2021	2020
Revenues:
Rental income	$13,507	$—
Other income	3,750	—
Total revenues	17,257	—

Expenses:
Real estate operating	1,338	—
Depreciation	3,950	—
Bond interest	310,857	—
Related party fees	168,515	—
General and administrative	148,722	—
Total expenses	633,382	—

Net loss	$(616,125)	$—

See accompanying notes to the consolidated financial statements.

10

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC
Consolidated Statements of Changes in Member’s Capital (Deficit)
For the year ended December 31, 2021 and for the period from June 15, 2020 (Date of Formation) through December 31, 2020

	Member’s Capital (Deficit)	Member’s Contribution Receivable	Total Member’s Capital (Deficit)
Member’s capital, June 15, 2020 (Date of Formation)	$—	$—	$—
Capital contributions	100	(100)	—
Member’s Capital, December 31, 2020	100	(100)	—
Capital contributions	—	100	100
Net loss	(616,125)	—	(616,125)
Member’s Deficit, December 31, 2021	$(616,025)	$—	$(616,025)

See accompanying notes to the consolidated financial statements.

11

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC
Consolidated Statements of Cash Flows
For the year ended December 31, 2021 and for the period from June 15, 2020 (Date of Formation) through December 31, 2020

	2021	2020
Cash flows from operating activities:
Net loss	$(616,125)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,950	—
Amortization of bond issuance costs	80,183	—
Amortization of bond discounts	13,480	—
Change in other operating assets and liabilities:
Other assets	(53,294)	—
Accounts receivable	(347)	—
Bond interest payable	32,169	—
Due to member	62,032	—
Other liabilities	108,083	—

Net cash used in operating activities	(369,869)	—

Cash flows from investing activities:
Investment in real estate and improvements	(38,367,442)	—
Net cash used in investing activities	(38,367,442)	—

Cash flows from financing activities:
Member contributions	100	—
Proceeds from notes payable to related parties	27,600,000	—
Proceeds from bond sales, net	14,186,207	—
Payment of bond issuance costs	(1,535,220)	—

Net cash provided by financing activities	40,251,087	—

Net increase in cash and cash equivalents and restricted cash	1,513,776	—
Cash and cash equivalents and restricted cash at beginning of period	—	—
Cash and cash equivalents and restricted cash at end of period	$1,513,776	$—
Supplemental disclosure of cash flow information:
Cash paid for bond interest	$185,025	$—
Investing activity - components of investment in real estate and improvements:
Net investment in real estate and improvements	37,012,456	—
Intangible assets acquired	1,536,986	—
Intangible liabilities assumed	(182,000)	—
Investment in real estate and improvements	$38,367,442	$—

See accompanying notes to the consolidated financial statements.

12

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC

Notes to the Consolidated Financial Statements

As of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from June 15, 2020 (Date of Formation) through December 31, 2020

(1) Organization and Business

Trilogy Multifamily Income & Growth Holdings I, LLC (the “Company”) is a limited liability company organized under the laws of the State of Delaware on June 15, 2020. The Limited Liability Company Agreement (the “Agreement”) was executed on September 25, 2020. Trilogy Multifamily Income & Growth Holdings I Manager, LLC, a Delaware limited liability company, is the manager and sole member of the Company (the “Member”).

The Member has selected Trilogy Real Estate Group, LLC (“Trilogy”), a Delaware limited liability company, as the asset manager for the Company, and has entered into a Management and Advisory Agreement with Trilogy. Trilogy does not have an ownership interest in the Company; however, related party affiliates of Trilogy have a direct ownership interest in Trilogy Multifamily Income & Growth Partners, LLC (“Partners”). Partners is the sole member of the Member.

The Company was organized to identify, acquire, lease, manage, operate, reposition, enhance and ultimately dispose of investments made in multifamily residential properties in primary and secondary metropolitan markets throughout the United States.

The Company filed an offering statement on Form 1-A with the Securities and Exchange Commissions (“SEC”), which was qualified by the SEC on February 24, 2021 (“the Date of Qualification”). The Company is offering a maximum of $50 million of Bonds (“the Bonds”) pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended.

The Bonds will be issued in four series, Series A, Series B, Series C and Series D, with the sole difference between the series being their respective maturity dates. Each series of Bonds will be offered for a total of six months over a two year period beginning with Series A on the Date of Qualification and will mature in six month increments beginning with Series A on June 30, 2026 (See Note 6).

On February 24, 2022, the Company filed a post-qualification amendment on Form 1-A POS (the “Post-Qualification Amendment”) in accordance with Rule 252 (f)(2)(i) of Regulation A. The Post-Qualification Amendment would also increase the offering to a maximum of $75 million of Bonds. As of the date the consolidated financial statements were available for issuance, the Post-Qualification Amendment has not yet been qualified by the SEC. Since February 24, 2022, the Company has ceased the sale of Bonds until the Post-Qualification Amendment is qualified by the SEC.

(2) Summary of Significant Accounting Policies and Practices

(a) Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

(b) Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates.

(c) Risks and Uncertainties

The Company acquired its first real estate investment on December 30, 2021, and has therefore generated minimal revenue through the acquisition and management of its investment in real estate and improvements. The Company is dependent on the revenue generated through the ownership and management of real estate and improvements in order to meet existing and future liabilities and commitments.

13

The international and domestic responses to COVID-19 continue to rapidly evolve and have included mandates from federal, state, and local authorities to mitigate the spread of the virus. The resulting adverse impact on global commercial activity from the COVID-19 pandemic has contributed to significant volatility in the financial markets. The Company’s business and operations are sensitive to general business and economic conditions, including the impact of the COVID-19 pandemic, along with any related local, state, and federal government policy decisions. Factors beyond the Company’s control could cause fluctuations in these conditions, including the ability to raise funds to acquire real estate investments, the availability of real estate investments to acquire, and changes to Regulation A Tier 2 requirements. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s consolidated financial condition, results of operations, and its cash flows.

(d) Investments in Real Estate and Improvements

Investments in real estate and improvements are carried at depreciated cost, net of any reduction for impairment. Expenditures for ordinary repairs and maintenance are expensed as incurred. Significant renovations and improvements, which improve or extend the useful life of the assets, are capitalized.

In accordance with the Accounting Standards Codification (“ASC”) 805, Business Combinations, the Company determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired does not constitute a business, the Company accounts for the transaction as an asset acquisition. The guidance for business combinations states that when substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the asset or set of assets is not a business. The sole real estate investment that has been acquired as of December 31, 2021 has been accounted for as an asset acquisition.

Upon acquisition of a rental property that is accounted for as an asset acquisition, the Company allocates the purchase price, including the associated transaction costs, of each acquired investment property based upon the relative fair value of the individual assets acquired and liabilities assumed, which generally include tangible assets, consisting of land, furniture, fixtures and equipment, site improvements, buildings, and identified intangible assets and liabilities, generally consisting of in-place leases and above-and-below-market leases. In estimating fair value of the tangible and intangible assets and liabilities acquired, the Company considers information obtained about the property as a result of its due diligence and marketing and leasing activities, and utilizes appropriate discount and capitalization rates, estimates of replacement costs net of depreciation, and available market information. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant.

The purchase price of the Noca Blu property, including associated transaction costs, was allocated to assets acquired and liabilities assumed based on their relative fair values as of December 30, 2021 (Date of Transaction as defined in Note 3), and are summarized below:

Land and improvements	$6,396,164
Building and improvements	30,616,292
Other assets	1,536,986
Total assets acquired	$38,549,442

Other liabilities	$182,000
Total liabilities acquired	$182,000

Net assets acquired	$38,367,442

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Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets as follows:

Building and improvements	40 - 50 years
Site improvements	15 - 20 years
Furniture, fixtures, and equipment	5 - 10 years

In-place leases are recorded in other assets on the consolidated balance sheets and are amortized to depreciation and amortization expense over the term of the lease. Below-market leases are recorded in other liabilities on the consolidated balance sheets and are amortized to rental income over the term of the lease.

The estimated future amortization of the Company’s in-place and below-market leases for each of the next five years and thereafter as of December 31, 2021 is as follows:

Years ending December 31,	In-Place Lease (Apartment)	In-Place Lease (Retail)	Below-Market Lease
2022	$1,061,100	$57,108	$22,056
2023	—	57,108	22,056
2024	—	57,108	22,056
2025	—	57,108	22,056
2026	—	57,108	22,056
Thereafter	—	190,346	71,720
	$1,061,100	$475,886	$182,000

Management routinely reviews its investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the real estate investment may not be recoverable. The cash flow estimates used both for estimating fair value and the undiscounted cash flow analysis are inherently judgmental and reflect current and projected trends in rental, occupancy and capitalization rates, operating expenses and the estimated holding period for the asset. If an indicator of potential impairment exists, the asset is tested for impairment by comparing its carrying value to the estimated future undiscounted cash flows. A real estate asset is considered to be impaired, for financial accounting purposes, when its carrying value cannot be recovered through estimated future undiscounted cash flows from the use and eventual disposition of the asset. If an investment in real estate and improvements is determined to be impaired, the Company recognizes an impairment charge in the amount of the excess of its carrying amount over its estimated fair value. During the year ended December 31, 2021 and for the period from June 15, 2020 (Date of Formation) through December 31, 2020, the Company recorded no asset impairment charges.

Assets are classified as held for sale if a disposal plan is in place, actions to achieve the sale have been initiated, a sale is probable and it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Sales of the Company’s investment in real estate and improvements take a significant time to consummate, and many changes in the terms and timing are typical in the process. Accordingly, management does not classify assets as held for sale until a contract is pending, closing is scheduled and the probability of significant changes in terms or timing is insignificant. No investments in real estate and improvements were classified as held for sale as of December 31, 2021 or 2020.

(e) Cash and Cash Equivalents and Restricted Cash

Cash consists of amounts the Company has on deposit with a major commercial financial institution. Cash equivalents include short term investments, stated at cost plus interest, which approximates fair value, with an original maturity of less than 90 days. Restricted cash represents cash held in escrow by UMB Bank, N.A. (“UMB Bank”) as escrow agent.

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Cash may, at times, exceed the Federal Deposit Insurance Corporation deposit insurance limit and the Company mitigates credit risk by placing cash with major financial institutions.

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated statements of cash flows:

	As of	As of
	December 31, 2021	December 31, 2020
Cash and cash equivalents	$1,017,259	$—
Restricted cash	496,517	—
Total cash and cash equivalents and restricted cash	$1,513,776	$—

(f) Other Assets

Other assets consist of prepaid expenses and in-place leases.

(g) Bonds Payable

Bonds payable are held at cost and represent the Company’s liability to each of the respective bondholders. The Bond interest will be expensed on an accrual basis.

Bond issuance costs are capitalized to bonds payable, net on the consolidated balance sheets and are amortized over the life of the respective Bond series to bond interest expense on the consolidated statements of operations.

The price per Bond is $1,000 with volume discounts at varying thresholds, as outlined in the table below and subject to management discretion, based on the number of bonds acquired at closing. Bond discounts are capitalized to bonds payable, net on the consolidated balance sheets and are amortized over the life of the respective Bond series to bond interest expense on the consolidated statements of operations.

Brokerage Volume Pricing		Net Asset Value Volume Pricing
Price Per Bond	Number of Bonds Purchased	Price Per Bond	Number of Bonds Purchased
$1,000	0-49	$940	0-49
$990	50-149	$930.6	50-149
$980	150-249	$921.2	150-249
$970	250+	$911.8	250+

(h) Notes Payable To Related Parties

On December 30, 2021, the Company entered into promissory notes (the Notes) with related parties for the purpose of providing bridge financing for the purchase of TF Noca Blu, LLC. The Notes are recorded at cost within the consolidated balance sheets (See Note 5).

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(i) Revenue Recognition

Rental revenue from apartment and retail leases is recognized when earned in accordance with the terms of the underlying lease agreements. Prepaid rent is recognized upon receipt.

(j) Expense Recognition

Expenses are recognized when incurred.

Initial organizational and offering expenses of the Company have been paid by Trilogy or the Member. The Company will reimburse Trilogy or the Member by paying an organizational and offering fee, which is further described in Note 5. To the extent that the actual organizational and offering expenses exceed the maximum organizational and offering fee amount, Trilogy or the Member will pay such amounts without additional reimbursement from the Company. For the year ended December 31, 2021 and for the period from June 15, 2020 (Date of Formation) through December 31, 2020, the Company has paid Trilogy $95,048 and $0, respectively, which is equal to 0.67% of the gross bond proceeds received as of December 31, 2021 and 2020.

(k)Income Taxes

No provision for federal income taxes has been made in the accompanying consolidated financial statements as the liability for such tax is that of the Member. In certain instances, the Company may be subject to certain state and local taxes depending on the location and jurisdiction of any real estate investments acquired by the Company.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that has a greater than 50% likelihood of being realized. Changes in recognition or measurements are reflected in the period in which the change in judgment occurs. As of December 31, 2021 and 2020, the Company had no material unrecognized tax benefits.

(l)Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), as amended. The guidance requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (ROU) asset and a corresponding lease liability. Lessor accounting will not be fundamentally changed. ASU 2016-02 is effective for the Company’s consolidated financial statements for the year ending December 31, 2022. The FASB has also issued certain standards which clarify ASU 2016-02 and have the same effective date as the original standard. The Company is currently evaluating the impact of these amendments on its consolidated financial statements.

(3) Investment in Real Estate and Improvements

Investment property held by the Company at December 31, 2021 is as follows:

Entity Name	Property Name	Investment Type	Location	Size Characteristics (Unaudited)	Acquisition Date	Purchase Price

TF Noca Blu, LLC	Noca Blu	Multifamily	Chicago, IL	138-unit	12/30/2021	$37,500,000

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The following table summarizes the carrying amount for the Company’s investment in real estate and improvements as of the following periods:

	December 31, 2021	December 31, 2020

Land	$5,685,479	$—
Depreciable property:
Land improvements	710,685	—
Building and improvements	30,197,462	—
Unit improvements	418,830	—
Investment in real estate and improvements, at cost	37,012,456	—
Accumulated depreciation	(3,950)	—
Investment in real estate and improvements, net	$37,008,506	$—

(4) Member’s Capital (Deficit)

During the year ended December 31, 2021 and for the period from June 15, 2020 (Date of Formation) through December 31, 2020, the Member made capital contributions of $100 and $0, respectively. The Member may, but is not required to, make additional capital contributions. There have been no additional capital contributions from the Member or distributions to the Member.

The Member is the sole owner of the Company and will be allocated all Company profits and losses in accordance with the Agreement.

(5) Related-Party Transactions

The following fees will be payable to the Member as compensation from the Company:

•

Acquisition Fee: The Member shall be entitled to an acquisition fee equal to up to one percent (1.0%) of the purchase price of any investment property purchased by the Company. The acquisition fees paid by the Company are capitalized as part of the investment in real estate in the accompanying consolidated balance sheets.

•

Asset Management Fee: The Member shall be entitled to an annual asset management fee of up to one and one half percent (1.5%) of the total capital raised by the Company in any bond offering, paid quarterly, in advance. The asset management fees paid by the Company are expensed when incurred and are included in related party fees in the accompanying consolidated statements of operations.

•

Construction Management Fee: The Member shall be entitled to a construction management fee equal to five percent (5.0%) of the aggregate cost of any construction, renovation, improvements, or similar costs incurred on the Company’s investment property.

•	Disposition Fee: The Member shall be entitled to a disposition fee of up to one percent (1.0%) of the gross sales price of any investment property disposed by the Company.

•

Financing Fee: The Member shall be entitled to a financing fee equal to up to one half percent (0.5%) of the principal amount of debt used to finance the Company’s purchase or refinance of investment property.

•

Property Management Fee: The Member shall be entitled to an annual property management fee of up to four percent (4.0%) of the monthly gross income generated from the Company’s investment property, paid monthly, in arrears.

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•

Organizational and Offering Fee: The Member shall be entitled to organizational and offering fees, calculated and payable at every closing. The organizational and offering fee is calculated as 0.67% of the gross offering proceeds of Series A, Series B, Series C, and Series D Bondholders. The organizational and offering fees paid by the Company are expensed when incurred and are included in related party fees in the accompanying consolidated statements of operations.

•

Promotional Fee: The Member shall be entitled to promotional fees, calculated and payable at every bond closing. The promotional fee is calculated as 1.88% of the gross offering proceeds of Series A, Series B, Series C, and Series D Bondholders. The promotional fees paid by the Company are capitalized when incurred and are included in Bonds payable, net in the accompanying consolidated balance sheets.

The following table summarizes the compensation received by the Member for the following periods:

	For the year ended December 31, 2021	For the period from June 15, 2020 (Date of Formation) through December 31, 2020
Asset management fees	$59,037	$—
Acquisition Fee	375,000	—
Organizational and offering fees	95,048	—
Promotional fees	266,701	—
Total	$795,786	$—

The Member has agreed to pay all the fees outlined above to Trilogy as compensation under the Management and Advisory Agreement whereby Trilogy will manage the assets of the Company and provide other advisory services as needed.

The Company shall reimburse the Member for all out of pocket or third-party expenses incurred and paid by it in the conduct of the Company’s business. Such reimbursement shall be treated as expenses of the Company and shall not be deemed to constitute distributions to the Member of profit, loss, or capital of the Company.

On December 30, 2021, the Company entered into promissory notes (the Notes) with related parties for the purpose of providing bridge financing for the purchase of TF Noca Blu, LLC. The Notes are due on June 30, 2023. The Notes have a bridge fee of 4.0% and interest is accrued at 7.0% per annum beginning on June 1, 2022. Interest shall be paid in full on all amounts due under these notes on the maturity date.

As of December 31, 2021, the amount outstanding on the Notes was $27,600,000.

For the year ended December 31, 2021, the Company incurred a bridge fee expense of $14,430 due to related parties. This is included in related party fees on the consolidated statements of operations.

(6) Bonds Payable

During the year ended December 31, 2021, the Company issued 1,701 of Series A Bonds resulting in net proceeds of $1,681,550, which is the face value of the Bonds of $1,701,000 less volume discounts of $19,450. The maturity date of Series A Bonds will be June 30, 2026.

During the year ended December 31, 2021, the Company issued 12,773 of Series B Bonds resulting in net proceeds of $12,504,657, which is the face value of the Bonds of $12,773,000 less volume discounts of $268,342. The maturity date of Series B Bonds will be December 31, 2026.

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The Bonds will bear interest at a fixed rate of 5.0% per annum with contingent interest up to an additional 5.0% per annum to be paid upon the maturity date of the Bonds. The contingent interest payments will be funded by the Company’s Adjusted Net Income, as defined in the bond agreements, and the Company will establish a sinking fund to reserve funds for the contingent interest payments. As of December 31, 2021, the sinking fund has not been established. The sinking fund will be funded with 60% of the issuer’s net income, after adding back depreciation and amortization and deducting capital expenditures, all calculated in accordance with GAAP on a quarterly basis. The Company’s obligation to pay the contingent interest payments on the Bonds is limited to solely the cash available in the sinking fund which may amount to Contingent Interest Payments of less than 5% per annum or no Contingent Interest Payment at all. As of December 31, 2021 and 2020, the Company has accrued no contingent interest.

The Bonds are unsecured obligations of the Company. The Company has incurred and will continue to incur bond issuance costs from the Bond offerings. The Company capitalizes and amortizes the costs through the maturity date of each Bond payable as applicable. As of December 31, 2021, there has been $1,535,220 of bond issuance costs and $287,792 of bond discounts incurred by the Company and $93,663 has been amortized to bond interest expense during the year ended December 31, 2021.

Bond discounts are recorded in bonds payable, net on the consolidated balance sheets and are amortized to depreciation and amortization expense over the life of the bond.

Bonds payable, net as of December 31, 2021 are comprised of the following:

Series A bonds payable	$1,701,000
Series B bonds payable	12,773,000
Bond volume discounts, net	(274,313)
Bond issuance costs, net	(1,455,037)
Total bonds payable, net	$12,744,650

The Company executes monthly interest payments to the bondholders at a rate of 5.0% per annum. For the year ended December 31, 2021 and for the period from June 15, 2020 (Date of Formation) through December 31, 2020, the Company has recorded $217,194 and $0 as bond interest expense, respectively. As of December 31, 2021 and 2020, $32,169 and $0 is held as payable to bondholders, respectively.

In accordance with the Series A and Series B Offering Documents and Indenture, a Bond Service Reserve account was established with the Company’s trustee, UMB Bank. In accordance with the agreement, the Company kept 3.5% of gross offering proceeds with the trustee which was required until the Company completed its first property acquisition. On December 30, 2021, the Company acquired its first property and has yet to request release of the funds. As of December 31, 2021, the account contained $496,517, which is recorded as restricted cash on the accompanying consolidated balance sheets.

(7) Future Minimum Rental Revenue

The Company’s investment in real estate leases retail space to tenants under non-cancelable operating leases with varying lease terms. The future minimum rents under non-cancelable leases having an original term of more than one year in effect at December 31, 2021, are as follows:

Years ending December 31,
2022	$197,414
2023	192,936
2024	198,462
2025	204,148
2026	209,997
Thereafter	762,404
$1,765,361

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(8) Commitments and Contingencies

In the normal course of business, the Company may be involved in legal actions related to the development, ownership, and operations of the investments in real estate and improvements. In management’s opinion, the liabilities, if any, at December 31, 2021 and 2020, that may ultimately result from such legal actions are not expected to have a material impact on the Company’s consolidated financial position, results of operations, or liquidity.

The Company is dependent on Trilogy and its affiliates to manage Company operations and acquire and manage the future portfolio of real estate assets. The Member, which is owned by affiliates of Trilogy, makes all decisions with respect to the management of the Company. The Member depends upon the fees and other compensation that it receives from the Company in connection with the purchase, management and sale of properties to conduct its operations. Any adverse changes in the financial condition of Trilogy or the Company’s relationship with Trilogy could hinder its ability to successfully manage Company operations and the Company’s portfolio of investments.

(9) Subsequent Events

On January 11, 2022, the Company executed one closing resulting in the closing of 75 Series B Bonds. The total net proceeds Series B Bonds were $74,250 which is the face value of $75,000 less volume discounts of $750. In conjunction with the closing, the Company has incurred $497 of organizational and offering fees and $1,396 of promotional fees that were paid to the Member.

On January 26, 2022, January 31, 2022, February 10, 2022, and February 23, 2022, the Company executed four closings resulting in the closing of 5,899 Series C Bonds. The total net proceeds Series C Bonds were $5,715,910 which is the face value of $5,899,000 less volume discounts of $183,090. In conjunction with the closing, the Company has incurred $38,297 of organizational and offering fees and $107,459 of promotional fees that were paid to the Member.

The consolidated financial statements were approved by management and available for issuance on April 29, 2022. Subsequent events have been evaluated through this date.

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Item 8. Exhibits

Exhibit Number	Exhibit Description

(2)(a)	Certificate of Formation of Trilogy Multifamily & Growth Holdings I, LLC*

(2)(b)	Limited Liability Company Agreement of Trilogy Multifamily & Growth Holdings I, LLC*

(3)(a)	Form of Indenture between Trilogy Multifamily & Growth Holdings I, LLC and UMB Bank, N.A.*

(3)(b)	Form of Bond*

(6)(a)	Management and Advisory Agreement by and between Trilogy Multifamily Income & Growth Holdings I, LLC and Trilogy Real Estate Group, LLC*

(6)(b)	Purchase and Sale Agreement by and between TF Noca Blu, LLC and Logan Square Owner, LLC, dated as of December 30, 2021*

(6)(c)	Form of Promissory Note*

 _____________

* Previously filed

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Cook, State of Illinois on April 29, 2022.

Trilogy Multifamily Income & Growth Holdings I, LLC,

a Delaware limited liability company

By:	Trilogy Multifamily Income & Growth Holdings I Manager, LLC,
a Delaware limited liability company, Manager

By:	Trilogy Multifamily Income & Growth Partners, LLC,
a Delaware limited liability company, Manager

TREG Manager, LLC,
a Delaware limited liability company, Manager

By:    /s/ Neil Gehani

Name: Neil Gehani

Its:    Manager

By:    /s/ Neil Gehani

Name: Neil Gehani

(principal executive officer)

By:    /s/ Matthew Leiter

Name:  Matthew Leiter

(principal financial officer and principal accounting officer)

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